UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event
reported): July 22, 2013

GRAPHIC PACKAGING HOLDING COMPANY
(Exact name of registrant as specified in its charter)

Delaware	001-33988	26-0405422
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

814 Livingston Court
Marietta, Georgia 30067
(Address of principal executive offices)

(770) 644-3000
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On July 22, 2013, Graphic Packaging Holding Company and its wholly-owned subsidiary Graphic Packaging International, Inc. (referred to collectively herein as the “Company”) entered into an Employment Agreement with Carla Chaney (the “Agreement”). Pursuant to the Agreement, Ms. Chaney will serve as Senior Vice President, Human Resources. The Agreement has an initial term of one year ending July 15, 2014, and then at the end of the initial term and each additional term (as defined below) automatically extends upon the same terms and conditions for an additional period of one year (an “additional term”) until terminated by the Company or Ms. Chaney.

The Agreement provides for a minimum base salary of $350,000. The Company will also grant service-based Restricted Stock Units (“RSUs”) with a value of $350,000 (determined as of August 1, 2013) granted under the Company's Long Term Incentive Program. Such RSUs will vest and become payable in one third (1/3) increments of the total grant each year beginning on the first anniversary of the grant date. Ms. Chaney will also be eligible to participate in the Company's incentive compensation programs for senior executives at a level commensurate with her position and duties with the Company and based on such performance targets as may be established from time to time by the Company's Board of Directors or a committee thereof. Ms. Chaney has an initial annual target bonus opportunity equal to 60% of her base salary, and for 2013 Ms. Chaney will receive a guaranteed bonus payment at target level, pro-rated for six months of service.

The Agreement specifies that during Ms. Chaney employment, the Company shall provide certain employee benefits, including life, medical, dental, accidental death and dismemberment, business travel accident, prescription drug and disability insurance in accordance with the programs of the Company then available to its senior executives. Ms. Chaney will also be entitled to participate in all of the Company's profit sharing, deferred compensation and savings plans applicable to senior executives, as such plans may be amended and in effect from time to time.

In the event that Ms. Chaney's employment is terminated due to a disability that prevents the performance of her duties for a period of six months or longer, the Company shall pay Ms. Chaney's full base salary through the date of termination. In the case of termination due to death, the Company will pay Ms. Chaney's full base salary for the payroll period in which death occurs, plus an additional one month's salary. In addition to base salary payments, if Ms. Chaney is terminated due to disability or death, she will receive a pro-rated bonus for the portion of the calendar year in which her termination of employment occurs, assuming target performance by the Company under applicable performance metrics.

In the event that the Company terminates Ms. Chaney's employment without cause, or Ms. Chaney terminates her employment for good reason, the Agreement provides for severance of:

•	base salary and welfare benefits for a period ending on the first anniversary of the date of termination;

•	a pro-rata incentive bonus for the year in which termination occurs, assuming that all performance metrics had been achieved as of the date of termination; and

•	outplacement and career counseling services with a value not in excess of $25,000.

Within one year of a change in control, if the Company terminates Ms. Chaney's employment without cause, or Ms. Chaney terminates her employment for good reason, Ms. Chaney will also receive:

•	an additional ½ year's base salary; and

•
an incentive bonus for the year in which termination occurs equal to Ms. Chaney's incentive bonus opportunity at target level and assuming that all performance metrics had been achieved, multiplied by 1.5.

The Agreement provides that Ms. Chaney may not work for specific competitors of the Company for a period of one year after her employment terminates. Ms. Chaney is also prohibited from (i) employing or soliciting employees of the Company for employment, (ii) interfering with the Company's relationship with its employees or (iii) soliciting or attempting to establish any competitive business relationship with a customer, client or distributor of the Company for a period of one year after termination of employment.

The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Agreement which is attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The information set forth in Item 1.01 is incorporated by reference into this Item 5.02.
Item 9.01. Financial Statements and Exhibits.

10.1	Employment Agreement dated as of July 22, 2013 by and among Graphic Packaging International, Inc., Graphic Packaging Holding Company and Carla Chaney.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 23, 2013	By:	/s/ Stephen A. Hellrung
Stephen A. Hellrung Senior Vice President, General Counsel and Secretary

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